SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.   )

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

EIGER BIOPHARMACEUTICALS, INC.

(Name of Registrant as Specified in Its Charter)

Not Applicable.

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check all boxes that apply)

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 16, 2022

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Eiger BioPharmaceuticals, Inc., a Delaware corporation (the “Company”). The meeting will be held on Thursday, June 16, 2022 at 10:00 a.m. Pacific Time. In light of continuing public health concerns regarding the COVID-19 pandemic and to protect the health and safety of our stockholders and employees and facilitate stockholder participation in the Annual Meeting, this year the Annual Meeting will be held through a live webcast at www.virtualshareholdermeeting.com/EIGR2022. You will not be able to attend the meeting in person. The meeting will be held for the following purposes:

1.

To elect our three nominees for director named herein to serve as Class I directors to hold office until the 2025 Annual Meeting of Stockholders or until their respective successors are duly elected and qualified.

2.	To approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Proxy Statement accompanying this Notice.

3.	To ratify the selection by the Audit Committee of our Board of Directors of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022.

4.	To conduct any other business properly brought before the meeting or any adjournment or postponement thereof.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the Annual Meeting is April 19, 2022. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment or postponement thereof.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting to Be Held on

Thursday, June 16, 2022 at 10:00 a.m. Pacific Time through a live webcast at

www.virtualshareholdermeeting.com/EIGR2022.

The Proxy Statement and Annual Report to stockholders

are available electronically at www.proxyvote.com.

By Order of the Board of Directors

General Counsel, Corporate Secretary and Chief Compliance Officer

Palo Alto, California

April 28, 2022

You are cordially invited to attend the meeting online. Whether or not you expect to attend the meeting, please vote by proxy over the telephone or through the internet, or by completing, dating, signing and returning the enclosed proxy as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. Even if you have voted by proxy, you may still vote online if you attend the meeting. Please note, however, that if your shares are held through a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

EIGER BIOPHARMACEUTICALS, INC.

2155 PARK BLVD.

PALO ALTO, CA 94306

PROXY STATEMENT

FOR THE 2022 ANNUAL MEETING OF STOCKHOLDERS

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why did I receive a notice regarding the availability of proxy materials on the internet?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the “Notice”) because our Board of Directors (the “Board”) is soliciting your proxy to vote at the 2022 Annual Meeting of Stockholders (the “Annual Meeting”), including any votes related to adjournments or postponements of the meeting. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice. In this Proxy Statement, “we,” “us,” “our” and “Eiger” refer to Eiger BioPharmaceuticals, Inc.

We intend to mail the Notice on or about April 28, 2022 to all stockholders of record entitled to vote at the Annual Meeting.

Will I receive any other proxy materials by mail?

We may send you a proxy card, along with a second Notice, after May 9, 2022.

How do I attend the Annual Meeting?

You are entitled to attend the Annual Meeting if you were a stockholder as of the close of business on April 19, 2022, the record date, or hold a valid proxy for the meeting. To be admitted to the Annual Meeting, you will need to visit www.virtualshareholdermeeting.com/EIGR2022 and enter the 16-digit Control Number found next to the label “Control Number” on your Notice or proxy card. If you are a beneficial stockholder, you should contact the bank, broker or other institution where you hold your account well in advance of the meeting if you have questions about obtaining your control number/proxy to vote.

Whether or not you participate in the Annual Meeting, it is important that you vote your shares.

We encourage you to access the Annual Meeting before it begins. Online check-in will start approximately 15 minutes before the meeting on Thursday, June 16, 2022.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on April 19, 2022 will be entitled to vote at the Annual Meeting. On this record date, there were 43,216,126 shares of common stock outstanding and entitled to vote. A list of stockholders entitled to vote at the Annual Meeting will be available for examination during normal business hours for ten days before the Annual Meeting at our address above. To the extent office access is impracticable due to the ongoing COVID-19 pandemic, you may send a written request to the Corporate Secretary at our corporate headquarters, and we will arrange a way for you to inspect the list.

Stockholder of Record: Shares Registered in Your Name

If on April 19, 2022 your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote online at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to vote by proxy over the telephone, on the internet as instructed below or by proxy using a proxy card that you may request or that we may elect to deliver at a later time to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 19, 2022 your shares were held not in your name but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares virtually at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are three matters scheduled for a vote:

•	Election of three Class I directors to hold office until the 2025 Annual Meeting of Stockholders;

•	Advisory approval of the compensation of the Company’s named executive officers, as disclosed in this Proxy Statement in accordance with SEC rules; and

•	Ratification of selection by the Audit Committee of the Board of Directors of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022.

What if another matter is properly brought before the meeting?

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

You may either vote “For” the nominees to the Board of Directors or you may “Withhold” your vote for the nominees. For each of the other matters to be voted on, you may vote “For,” “Against” or abstain from voting.

The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote online at the Annual Meeting, vote by proxy over the telephone, vote by proxy through the internet or vote by proxy using a proxy card that you may request and that we may elect to deliver at a later time. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote online even if you have already voted by proxy.

•

To vote during the Annual Meeting, if you are a stockholder of record as of the record date, follow the instructions at www.virtualshareholdermeeting.com/EIGR2022. You will need to enter the 16-digit Control Number found on your Notice or in the email sending you the Proxy Statement.

•

To vote using the proxy card that may be delivered to you, simply complete, sign and date the proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

•

To vote over the telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the Notice. Your telephone vote must be received by 11:59 p.m., Eastern Time on June 15, 2022 to be counted.

•

To vote through the internet, go to http://www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the company number and control number from the Notice. Your internet vote must be received by 11:59 p.m. Eastern Time on June 15, 2022 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a Notice containing voting instructions from that organization rather than from Eiger. Simply follow the voting instructions in the Notice to ensure that your vote is counted. To vote online at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials or contact your broker or bank to request a proxy form.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of April 19, 2022.

What happens if I do not vote?

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record and do not vote by completing your proxy card, by telephone, through the internet or online at the Annual Meeting, your shares will not be voted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner and do not instruct your broker, bank, or other agent how to vote your shares, your broker, bank or other agent may still be able to vote your shares in its discretion. In this regard, under the rules of the New York Stock Exchange (NYSE), brokers, banks and other securities intermediaries that are subject to NYSE rules may use their discretion to vote your “uninstructed” shares with respect to matters considered to be “routine” under NYSE rules, but not with respect to “non-routine” matters. Proposals 1 and 2 are considered to be “non-routine” under NYSE rules, meaning that your broker may not vote your shares on those proposals in the absence of your voting instructions. However, Proposal 3 is considered a “routine” matter under NYSE rules, meaning that if you do not return voting instructions to your broker before its deadline, your shares may be voted by your broker in its discretion on Proposal 3.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of the nominees for director; “For” the advisory approval of named executive officer compensation and “For” the ratification of the selection by the Audit Committee of the Board of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the Notices to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Stockholder of Record: Shares Registered in Your Name

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.

•	You may grant a subsequent proxy by telephone or through the internet.

•	You may send a timely written notice that you are revoking your proxy to Eiger’s Corporate Secretary at 2155 Park Blvd., Palo Alto, California 94306.

•	You may attend the Annual Meeting and vote online. Simply attending the meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or internet proxy is the one that is counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals and director nominations due for next year’s Annual Meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 30, 2022 to Eiger’s Corporate Secretary at 2155 Park Blvd., Palo Alto, California 94306. If you wish to submit a proposal (including a director nomination) at the meeting that is not to be included in next year’s proxy materials, you must provide specified information in writing to our Corporate Secretary at the address above no earlier than February 16, 2023, and no later than March 18, 2023; provided, however, that if our 2023 Annual Meeting of Stockholders is held before May 17, 2023, or after July 16, 2023, notice by the stockholder to be timely must be received not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. You are also advised to review the Company’s Bylaws which contain additional requirements about advance notice of stockholder proposals and director nominations. In addition to satisfying the foregoing requirements and those under our Bylaws, to comply with the universal proxy rules (once effective), stockholders who intend to solicit proxies in support of director nominees other than management’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Securities Exchange Act of 1934, as amended, or the “Exchange Act,” no later than April 17, 2023.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count each proposal as follows:

•	For Proposal 1, the proposal to elect directors, votes “For” and “Withhold” will be counted for each nominee. Broker non-votes will not be counted towards the vote total for the nominee.

•

For Proposal 2, to approve on an advisory basis the compensation of the Company’s named executive officers as disclosed in the Proxy Statement, “For” and “Against” and abstentions will be counted, with abstentions having the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards this proposal.

•

For Proposal 3, to ratify they selection by the Audit Committee of our Board of Directors of KPMG LLP as our independent registered public accounting firm, “For” and “Against” and abstentions will be counted, with abstentions having the same effect as “Against” votes.

What are “broker non-votes”?

As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed by applicable stock exchange rules to be “non-routine,” the broker or nominee cannot vote the shares. These unvoted shares are counted as “broker non-votes.”

How many votes are needed to approve each proposal?

The following table summarizes the minimum vote needed to approve each proposal and the effect of abstentions and broker non-votes.

Proposal Number	Proposal Description	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non-Votes
1	Election of Directors	Nominees receiving the most “For” votes	No effect	No effect(1)

2	Approval on an advisory basis of the compensation of the Company’s named executive officers	“For” votes from the holders of a majority of shares present virtually or represented by proxy and entitled to vote on the matter	Against	No effect

3	Ratification of the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022.	“For” votes from the holders of a majority of shares present virtually or represented by proxy and entitled to vote on the matter	Against	Not applicable(2)

(1)

While “Withhold” votes and broker non-votes will have no effect on the outcome of the vote, we have adopted a Director Resignation Policy pursuant to which any nominee for director at the Annual Meeting would be required to submit an offer of resignation for consideration by the Nominating and Governance Committee if such nominee for director receives a greater number of “Withhold” votes in respect of his or her election than votes “For” such election. For more information on this policy see the section titled “Information Regarding the Board of Directors and Corporate Governance—Director Resignation Policy.”

(2)

This proposal is considered to be a “routine” matter under NYSE rules. Accordingly, if you hold your shares in street name and do not provide voting instructions to your broker, bank or other agent that holds your shares, your broker, bank or other agent has discretionary authority under NYSE rules to vote your shares on this proposal.

How does the Board of Directors recommend that I vote?

Our Board of Directors recommends that you vote “For” the election of the nominees for director in Proposal 1; “For” the advisory approval of named executive officer compensation and “For” the ratification of the selection by the Audit Committee of the Board of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the meeting virtually or represented by proxy. On the record date, there were 43,216,126 shares outstanding and entitled to vote. Thus, the holders of 21,608,064 shares must be present virtually or represented by proxy at the meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote online at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the meeting virtually or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

What proxy materials are available on the internet?

The Proxy Statement, Form 10-K and Annual Report to stockholders are available at www.proxyvote.com.

All references to “Eiger,” “we,” “us” or “our” in this Proxy Statement mean Eiger BioPharmaceuticals, Inc., the combined company.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.

Our Board of Directors currently has eight members. There are three directors in the class whose term of office expires in 2022: David A. Cory, R.Ph., M.B.A., David Apelian, M.D., Ph.D., M.B.A., and Christine Murray, M.S., R.A.C., each of whom is a nominee for director and currently a director of the Company. Based on the recommendation of the Nominating and Governance Committee, the Board nominated each of the three nominees for reelection. David A. Cory was elected to the Board prior to the completion of the Merger. David Apelian was appointed to the Board in June of 2017 and Christine Murray was appointed to the Board in January of 2019, each to serve as a Class I director. If elected at the Annual Meeting, each of the Class I nominees would serve until the 2025 Annual Meeting of Stockholders and until his or her successor has been duly elected and qualified, or, if sooner, until the director’s death, resignation or removal.

It is the Company’s policy to invite and encourage directors and nominees for director to attend the Annual Meeting. All directors attended the 2021 Annual Meeting.

Directors are elected by a plurality of the votes of the holders of shares present virtually or represented by proxy and entitled to vote on the election of directors. Accordingly, the nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominees named below. If the nominees become unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead be voted for the election of a substitute nominee proposed by Eiger. Each person nominated for election has agreed to serve if elected. The Company’s management has no reason to believe that any nominee will be unable to serve.

Although the election of directors at the Annual Meeting is uncontested and directors are elected by a plurality of the votes of the holders of shares present virtually or represented by proxy and entitled to vote on the election of directors, and we therefore expect that each of the named nominees for director will be elected at the Annual Meeting, we have adopted a Director Resignation Policy pursuant to which any nominee for director at the Annual Meeting would be required to submit an offer of resignation for consideration by the Nominating and Governance Committee if such nominee for director receives a greater number of “Withhold” votes in respect of his or her election than votes “For” such election. For more information on this policy see the section titled “Information Regarding the Board of Directors and Corporate Governance—Director Resignation Policy.”

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF EACH NAMED NOMINEE.

Set forth below is certain biographical information as of April 19, 2022 for each nominee and each director whose term will continue after the Annual Meeting.

Name	Age	Director Class
David A. Cory R.Ph., M.B.A.	58	Class I
David Apelian, M.D., Ph.D., M.B.A.	57	Class I
Christine Murray, M.S., R.A.C.	61	Class I
Jeffrey S. Glenn, M.D., Ph.D.	59	Class II
Evan Loh, M.D.	63	Class II
Amit K. Sachdev, J.D.	64	Class II
Thomas J. Dietz, Ph.D.	58	Class III
Kim Sablich, M.B.A.	53	Class III

NOMINEES FOR ELECTION TO CLASS I FOR A THREE-YEAR TERM EXPIRING AT THE 2025 ANNUAL MEETING

David A. Cory, R.Ph., M.B.A. David Cory served as the President and Chief Executive Officer and a member of the board of directors of Private Eiger from 2009 until the completion of the Merger in March 2016. Since the completion of the Merger, Mr. Cory has served as Eiger’s President and Chief Executive Officer and a member of our Board. Mr. Cory was Chief Executive Officer of DiObex, Inc. from 2007 to 2008 and President and Chief Operating Officer at Prestwick Pharmaceuticals, Inc. from 2004 to 2006. Mr. Cory was Co-Founder and Acting Chief Commercial Officer at CoTherix, Inc. in 2003 and Senior Vice President of Sales and Marketing at InterMune, Inc. from 2000 to 2003. Previously, Mr. Cory held positions of increasing responsibility in Commercial Operations at Glaxo, Glaxo Wellcome and Glaxo Smith Kline. Mr. Cory earned a B.S. in Pharmacy from the University of Cincinnati, College of Pharmacy and an M.B.A. from the University of Maryland. We believe Mr. Cory’s qualifications to sit on the Board include his extensive management and commercial experience in the biopharmaceutical industry.

David Apelian, M.D., Ph.D., M.B.A. David Apelian has served as a member of our Board since June 2017 and previously as our Chief Operating Officer and Executive Medical Officer from January 2018 to June 2019. Dr. Apelian has been the CEO of BlueSphere Bio, Inc. since July 2019. Prior to joining Eiger, Dr. Apelian served as Executive Vice President and Chief Medical Officer of Achillion Pharmaceuticals, Inc. from May 2013 to December 2017. From 2005 to 2013, Dr. Apelian was Chief Medical Officer and subsequently head of R&D and Regulatory Affairs for GlobeImmune, Inc. He was previously at Bristol-Myers Squibb, where he served as Clinical Director and Medical Leader for development of Baraclude® (entecavir) for chronic HBV through NDA filing. Prior to that, Dr. Apelian was Clinical Director in the Department of Hepatology & Gastroenterology at Schering Plough, where he coordinated a supplemental NDA filing for interferon alpha-2b and ribavirin for the treatment of pediatric patients with chronic HCV. Dr. Apelian completed his residency training in pediatrics at New York Hospital, Cornell Medical Center. He received his Ph.D. in Biochemistry from Rutgers University and his M.D. from the University of Medicine and Dentistry of New Jersey. He also holds an M.B.A. from Quinnipiac University and B.A. in Biochemistry from Rutgers University. We believe Dr. Apelian’s qualifications to sit on the Board include his extensive experience in clinical development and regulatory compliance.

Christine Murray, M.S., R.A.C. Christine Murray has served as a member of our Board since January 2019. Since September 2021, Ms. Murray has served as Senior Advisor, Development at Ultragenyx Pharmaceutical Inc., where she previously held the role of Senior Vice President of Regulatory Affairs since July 2018. Prior to joining Ultragenyx in April 2017 as Vice President of Global Regulatory Affairs, Ms. Murray was Vice President of Regulatory Affairs at Raptor Pharmaceuticals Corp., a company that developed products for serious, ultra-rare diseases, from 2015 to February 2017. Raptor Pharmaceuticals was acquired by Horizon Pharma plc. in 2017. Ms. Murray also held positions of increasing responsibility at a number of biopharma companies including Achaogen, Inc. from 2011 to 2015, Alexza Pharmaceuticals, Inc. from 2008 to 2011, and Gilead Sciences, Inc. from 2004 to 2008, in Regulatory Affairs and Quality Assurance. Ms. Murray holds a BS in Biochemistry from Liverpool University, UK, an MS in Clinical Biochemistry from the University of Newcastle-upon-Tyne, UK and a Regulatory Affairs Certification from the University of California Santa Cruz Extension. We believe Ms. Murray’s qualifications to sit on the Board include her global regulatory expertise and senior management experience in the biopharmaceutical industry.

CLASS II DIRECTORS

CONTINUING IN OFFICE UNTIL THE 2023 ANNUAL MEETING

Jeffrey S. Glenn, M.D., Ph.D. Jeffrey Glenn served as a member of Private Eiger’s board of directors since his appointment in 2008 until the completion of the Merger in March 2016. Since the completion of the Merger, Dr. Glenn has served on our Board. Dr. Glenn is a Professor of Medicine, Division of Gastroenterology & Hepatology, and Microbiology & Immunology at Stanford University School of Medicine, a position he has held since 2000, and the Director of the Center for Hepatitis and Liver Tissue Engineering since 2006. Dr. Glenn is also the scientific founder of Eiger. Dr. Glenn earned a B.A. in biochemistry and French civilization from the University of California, Berkeley (summa cum laude) and both an M.D. and Ph.D. in biochemistry from the University of California, San Francisco. He also completed an internal medicine residency and a gastroenterology fellowship at Stanford University Medical Center. We believe Dr. Glenn’s qualifications to sit on the Board include his medical and research expertise.

Evan Loh, M.D. Evan Loh has served as a member of our Board since September 2017. Dr. Loh has been the Chief Executive Officer of Paratek Pharmaceuticals, Inc. (“Paratek”; Nasdaq: PRTK) since June 2019. Prior to that, Dr. Loh served as President, Chief Operating Officer and Chief Medical Officer of Paratek, in each case until June 2019. From June 2012 to October 2014, Dr. Loh served as Chair of the board of directors of Paratek (prior to its merger with Transcept Pharmaceuticals, Inc.) and continues to serve as a member of its board. From October 2009 to January 2012, Dr. Loh served as Senior Vice President, Development and Strategic Operations, Worldwide Research and Development, at Pfizer Inc. From January 2007 to October 2009, Dr. Loh was Vice President, Clinical Research & Development at Wyeth. He is the 2006 and 2019 recipient of the Heroes of Chemistry Award from the American Chemical Society for his leadership roles in the development of Tygacil and Nuzyra, respectively. Dr. Loh is a member of the board of directors of Adaptive Phage Therapeutics, Inc. since June 2021 and Windtree Pharmaceuticals, Inc. (Nasdaq: WINT) since February 2021. He is the immediate past-Chair of the Antimicrobials Working Group, an industry leading organization of biotech companies focused on antimicrobial development and currently serves as a member of its Executive Committee. Dr. Loh has served as a faculty member at both Harvard Medical School and the University of Pennsylvania School of Medicine. Dr. Loh received his A.B. from Harvard College and his M.D. from Harvard Medical School. He completed his Internal Medicine and Cardiovascular fellowship training at Brigham and Women’s Hospital. We believe Dr. Loh’s qualifications to sit on the Board include his experience in senior executive management roles with large, international biopharmaceutical companies and at Paratek Pharmaceuticals.

Amit K. Sachdev, J.D. Amit K. Sachdev has served as a member of our Board since April 2019. Mr. Sachdev serves as Executive Vice President, Chief Patient Officer of Vertex Pharmaceuticals, Inc., where he is a member of the Executive Committee and has served as an executive officer since 2007. At Vertex, he oversees Regulatory Affairs, Government Affairs, Public Policy and Patient Advocacy and Engagement. Prior to joining Vertex, Mr. Sachdev served as Executive Vice President at the Biotechnology Innovation Organization (BIO) and was Deputy Commissioner for Policy at the U.S. Food and Drug Administration (FDA) where he held several senior executive appointments. Earlier in his career, Mr. Sachdev served as Majority Counsel to the Committee on Energy and Commerce in the U.S. House of Representatives and practiced law at the American Chemistry Council and also at the firm Ropes & Gray LLP. Mr. Sachdev received his B.S. from Carnegie Mellon and his

J.D. from Emory University School of Law. We believe Mr. Sachdev’s qualifications to sit on the Board include his experience in healthcare public policy, global regulatory affairs and market access as well his senior executive management experience in the biopharmaceutical industry and federal government.

CLASS III DIRECTORS

CONTINUING IN OFFICE UNTIL THE 2024 ANNUAL MEETING

Thomas J. Dietz, Ph.D. Thomas Dietz served as a member of Private Eiger’s board of directors since his appointment in October 2015 until the completion of the Merger in March 2016. Since the completion of the Merger, Dr. Dietz has served as Chair of our Board. Dr. Dietz has more than 30 years of life-sciences industry experience. Dr. Dietz has served as Chair and CEO of Waypoint Holdings, LLC, a financial services firm, since December 2010. Dr. Dietz was previously co-CEO and then CEO and a director of Pacific Growth Equities, LLC, an investment bank and institutional brokerage firm. The firm was acquired by Wedbush Securities, a financial services firm and Dr. Dietz subsequently served as head of the investment banking division. Dr. Dietz joined Pacific Growth in 1993 and served in various roles, including senior roles in equities research and investment banking, prior to taking the CEO role. Previously, Dr. Dietz was a member of the research faculty in the Department of Medicine, University of California, San Francisco and the VA Medical Center. Dr. Dietz holds a Ph.D. in molecular biology and biochemistry from Washington University in St. Louis and was a National Science Foundation Post-Doctoral Fellow. He also currently serves as board member of Paratek Pharmaceuticals, Inc, Leap Therapeutics, Inc, and several other private biotechnology companies. We believe Dr. Dietz’s qualifications to sit on the Board include his medical and research background and extensive finance and executive experience in the financial services industry.

Kim Sablich, M.B.A. Ms. Sablich has served as a member of our Board since April 2021. Ms. Sablich has served as Executive Vice President, General Manager of North America of Jazz Pharmaceuticals, plc. since June 2020. From November 2018 to May 2020, Ms. Sablich was Chief Commercial Officer of Myovant Sciences, Inc. She served on the board of directors of AllerGenis, LLC from 2017 to 2019. From May 2015 to May 2018, Ms. Sablich was Vice President, Primary Care Marketing in the U.S. for Glaxo SmithKline, or GSK, where she was responsible for revenue forecasts, product strategies and execution plans for a broad portfolio of products: Advair®, Breo®, Anoro®, Incruse®, Tanzeum™, Levitra® and Trelegy®. From July 2013 to May 2015, she served as Vice President, Global Medicines Commercialization of GSK in the U.K., in which role she was responsible for directing development of global commercialization strategies for cardiovascular and renal anemia pipeline assets, and from October 2010 to June 2013, she was Vice President, Vaccines Commercial Strategies. Before joining GSK, from July 1995 to October 2010, Ms. Sablich held various positions at Merck & Co., Inc., where she had increasing responsibility in the commercial organization across sales, product management, pricing/access and customer insights, with a focus on the cardiovascular, respiratory and vaccines business areas. Ms. Sablich earned her B.A. degree in economics from Denison University and her M.B.A. from The Wharton School of the University of Pennsylvania. We believe Ms. Sablich’s qualifications to sit on the Board include her experience in senior executive management roles with large, international biopharmaceutical companies.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

INDEPENDENCE OF THE BOARD OF DIRECTORS

As required under The Nasdaq Stock Market (“Nasdaq”) listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of Nasdaq, as in effect from time to time.

Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent auditors, the Board has affirmatively determined that, other than Mr. Cory, by virtue of his position as President and Chief Executive Officer, and Dr. Apelian, by virtue of his position as Chief Operating Officer and Executive Medical Officer until June 2019, each of the Company’s directors is independent within the meaning of the applicable Nasdaq listing standards. In making this determination, the Board found that none of the directors or nominees for director had a material or other disqualifying relationship with the Company.

BOARD LEADERSHIP STRUCTURE

The Board of Directors of the Company has an independent Chair, Dr. Dietz, who has authority to, among other things, call and preside over Board meetings, including meetings of the independent directors, to set meeting agendas and to determine materials to be distributed to the Board. Accordingly, the Chair of the Board has substantial ability to shape the work of the Board. The Company believes that separation of the positions of the Chair and Chief Executive Officer reinforces the independence of the Board in its oversight of the business and affairs of the Company. In addition, the Company believes that having an independent Chair creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the Board to monitor whether management’s actions are in the best interests of the Company and its stockholders. As a result, the Company believes that having an independent Chair can enhance the effectiveness of the Board as a whole.

ROLE OF THE BOARD IN RISK OVERSIGHT

One of the Board’s key functions is informed oversight of the Company’s risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for the Company. The Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements, the performance of our internal audit function and risk related to cybersecurity. In its cybersecurity oversight role, the Audit Committee receives regular updates from management on developments in this area and measures taken to mitigate cybersecurity risk exposures. The Nominating and Governance Committee monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. The Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. It is the responsibility of the committee chairs to report findings regarding material risk exposures to the Board as quickly as possible. The Board has delegated to the Board’s lead independent director the responsibility of coordinating between the Board and management with regard to the determination and implementation of responses to any problematic risk management issues.

MEETINGS OF THE BOARD OF DIRECTORS

The Board of Directors met nine times during the last fiscal year. Each Board member attended 75% or more of the aggregate number of meetings of the Board and of the committees on which he or she served, held during the portion of the last fiscal year for which he or she was a director or committee member.

INFORMATION REGARDING COMMITTEES OF THE BOARD OF DIRECTORS

The Board has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Governance Committee.

The following table provides membership and meeting information for fiscal 2021 for each Board committee.

Name	Audit	Compensation	Nominating and Governance
David A. Cory, R.Ph., M.B.A.
David Apelian, M.D., Ph.D.
Christine Murray, M.S., R.A.C.	✓		✓
Evan Loh, M.D.		Chair	✓
Jeffrey S. Glenn, M.D., Ph.D.	✓	✓
Amit K. Sachdev, J.D.		✓	Chair
Thomas Dietz, M.D., Ph.D.	Chair	✓	✓
Kim Sablich, M.B.A.	✓
Total meetings in 2021	4	8	7

Below is a description of each standing committee of the Board of Directors.

Audit Committee

Following Ms. Sablich’s appointment to the Board, the Audit Committee of the Board of Directors is composed of four directors: Dr. Dietz (Chair), Dr. Glenn, Ms. Murray and Ms. Sablich. The Audit Committee met four times during the fiscal year. The Board has adopted a written Audit Committee charter that is available to stockholders on the Company’s website at http://ir.eigerbio.com/phoenix.zhtml?c=254349&p=irol-govhighlights.

The Board of Directors has determined that each member of the Audit Committee meets the applicable Nasdaq rules and regulations regarding “independence” and each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company.

In addition, the Board of Directors reviews the Nasdaq listing standards definition of independence for Audit Committee members on an annual basis and has determined that all members of the Company’s Audit Committee are independent (as independence is currently defined in Rule 5605(c)(2)(A)(i) of the Nasdaq listing standards and Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)).

The Board of Directors has also determined that Dr. Dietz qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of Dr. Dietz’s level of knowledge and experience based on a number of factors, including the scope of his experience and nature of his employment in the corporate finance sector.

The Audit Committee was established by the Board in accordance with Section 3(a)(58)(A) of the Exchange Act, to oversee the Company’s corporate accounting and financial reporting processes and audits of its financial statements. For this purpose, the Audit Committee performs several functions. The primary functions of the Audit Committee include:

•	evaluating the performance, independence and qualifications of our independent auditors and determining whether to retain our existing independent auditors or engage new independent auditors;

•	reviewing and approving the engagement of our independent auditors to perform audit services and any permissible non-audit services;

•	monitoring the rotation of partners of our independent auditors on our engagement team as required by law;

•

prior to engagement of any independent auditor, and at least annually thereafter, reviewing relationships that may reasonably be thought to bear on their independence, and assessing and otherwise taking the appropriate action to oversee the independence of our independent auditor;

•

reviewing our annual and quarterly financial statements and reports, including the disclosures contained under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and discussing the statements and reports with our independent auditors and management;

•

reviewing with our independent auditors critical audit matters addressed in the audit of the Company’s financial statements and the relevant financial statement accounts and disclosures that relate to such matters;

•

reviewing with our independent auditors and management significant issues that arise regarding accounting principles and financial statement presentation and matters concerning the scope, adequacy and effectiveness of our financial controls;

•	reviewing with management and our auditors any earnings announcements and other public announcements regarding material developments;

•	establishing procedures for the receipt, retention and treatment of complaints received by us regarding financial controls, accounting or auditing matters and other matters;

•	preparing the report that the SEC requires in our annual Proxy Statement;

•	reviewing and providing oversight of any related-person transactions in accordance with our related-person transaction policy

•	reviewing and monitoring compliance with legal and regulatory responsibilities, including our code of business conduct and ethics, and overseeing cybersecurity risk management;

•	reviewing our major financial risk exposures, including the guidelines and policies to govern the process by which risk assessment and risk management is implemented;

•	reviewing on a periodic basis our investment policy; and

•	reviewing and evaluating on an annual basis the performance of the Audit Committee, including compliance of the Audit Committee with its charter.

Report of the Audit Committee of the Board of Directors1

The Audit Committee has reviewed and discussed the audited financial statements as of and for the fiscal year ended December 31, 2021 with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by PCAOB Auditing Standard 1301, Communications with Audit Committees. The Audit Committee has also received the written disclosures and written communications from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the audit committee concerning independence and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

Thomas Dietz

Jeffrey Glenn

Christine Murray

Kim Sablich

[1]

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of Eiger under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee

The Compensation Committee is composed of four directors: Dr. Loh (Chair), Dr. Dietz, Dr. Glenn and Mr. Sachdev. The Compensation Committee met eight times during the fiscal year. The Board has adopted a written Compensation Committee charter that is available to stockholders on the Company’s website at http://ir.eigerbio.com/phoenix.zhtml?c=254349&p=irol-govhighlights.

Our Board of Directors has determined that each member of the Compensation Committee is independent under Nasdaq listing standards and the rules and regulations of the SEC and is a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act.

The functions of the Compensation Committee include:

•

determining the compensation and other terms of employment of our chief executive officer and our other executive officers and reviewing and approving corporate performance goals and objectives relevant to such compensation;

•	reviewing and recommending to the full Board of Directors the compensation of our directors;

•

evaluating and administering our equity incentive plans, compensation plans, including pension and profit-sharing plans and deferred compensation plans, and other similar plans and programs advisable for us, as well as reviewing and recommending to our Board of Directors the adoption, modification or termination of our plans and programs;

•	establishing policies with respect to equity compensation arrangements;

•

to the extent required by applicable SEC rules, reviewing with management our disclosures under the caption “Compensation Discussion and Analysis,” when and as required by applicable rules and regulations of the SEC, and recommending to the full Board its inclusion in our periodic reports to be filed with the SEC; and

•	conducting an annual assessment of the performance of the Compensation Committee and its members and the adequacy of its charter.

Compensation Committee Processes and Procedures

The Compensation Committee meets as often as its members deem necessary or appropriate. The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with the Company’s Chief Executive Officer. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding his compensation or individual performance objectives. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of the Company. In addition, under the charter, the Compensation Committee has the authority to obtain, at the expense of the Company, advice and assistance from compensation consultants and internal and external legal, accounting or other advisors and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. The Compensation Committee has direct responsibility for the oversight of the work of any consultants or advisers engaged for the purpose of advising the Committee. In particular, the Compensation Committee has the sole authority to retain, in its sole discretion, compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. Under the charter, the Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the compensation committee, other than in-house legal counsel and certain other types of advisers, only after taking into consideration six factors, prescribed by the SEC and Nasdaq, that bear upon the adviser’s independence.

During the past fiscal year, we retained Aon Consulting Services, Inc. (“Radford”), a national executive compensation consulting firm, because of its reputation and previous experience advising similarly situated companies. We requested that Radford conduct a review of our compensation structure and policies and review our executive compensation structure. Radford supported the Compensation Committee in the areas of executive and equity compensation and Board of Director compensation, as well as an assessment of the Company’s various incentive plans, both cash and equity. Radford also provides support in addressing executive new hires on a case-by-case basis.

The Compensation Committee is expected to make most of the significant adjustments to annual compensation, determine bonus and equity awards and establish new performance objectives at one or more meetings held during the first quarter of the year. However, the Compensation Committee may also consider matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of the Company’s compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year. Generally, the Compensation Committee’s process comprises two related elements: the determination of compensation levels and the establishment of performance objectives for the current year. For executives other than the Chief Executive Officer, the Compensation Committee solicits and considers evaluations and recommendations submitted to the Committee by the Chief Executive Officer. In the case of the Chief Executive Officer, the evaluation of his performance is conducted by the Board of Directors, which determines any adjustments to his compensation as well as awards to be granted. For all executives and directors as part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, tally sheets that set forth the total compensation that may become payable to executives in various hypothetical scenarios, executive and director stock ownership information, company stock performance data, analyses of historical executive compensation levels and current Company-wide compensation levels and recommendations of the Compensation Committee’s compensation consultant, including analyses of executive and director compensation paid at other companies identified by the consultant.

Compensation Committee Interlocks and Insider Participation

None of the members of the compensation committee is currently or has been at any time one of our officers or employees. None of our executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Nominating and Governance Committee

The Nominating and Governance Committee of the Board of Directors is responsible for identifying, reviewing and evaluating candidates to serve as directors of the Company (consistent with criteria approved by the Board), reviewing and evaluating incumbent directors, selecting or recommending to the Board for selection candidates for election to the Board of Directors, making recommendations to the Board regarding the membership of the committees of the Board, assessing the performance of the Board and developing a set of corporate governance principles for the Company.

The Nominating and Governance Committee is composed of four directors: Mr. Sachdev (Chair), Dr. Dietz, Dr. Loh and Ms. Murray. All members of the Nominating and Governance Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards). The Nominating and Governance Committee met seven times during the fiscal year. The Board has adopted a written Nominating and Governance Committee charter that is available to stockholders on the Company’s website at http://ir.eigerbio.com/phoenix.zhtml?c=254349&p=irol-govhighlights.

The Nominating and Governance Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements and having the highest personal integrity and ethics. The Nominating and Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of the Company’s stockholders. However, the Nominating and Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of stockholders. In conducting this assessment, the Nominating and Governance Committee typically considers diversity, age, skills and such other factors as it deems appropriate, given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Governance Committee reviews these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. In the case of new director candidates, the Nominating and Governance Committee also determines whether the nominee is independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee by majority vote which we expect will typically be recommended to the full Board.

The Nominating and Governance Committee will consider director candidates recommended by stockholders. The Nominating and Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating and Governance Committee at the following address: c/o Corporate Secretary, Eiger BioPharmaceuticals, Inc., 2155 Park Blvd., CA 94306, no later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting. Submissions must include the name and address of the Company stockholder on whose behalf the submission is made; the number of Company shares that are owned beneficially by such stockholder as of the date of the submission; the full name of the proposed candidate; a description of the proposed candidate’s business experience for at least the previous five years; complete biographical information for the proposed candidate; and a description of the proposed candidate’s qualifications as a director. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. In addition to satisfying the foregoing requirements, to comply with the universal proxy rules (once effective), stockholders who intend to solicit proxies in support of director nominees other than management’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 17, 2023.

BOARD DIVERSITY

Eiger is committed to diversity across our organization, including with respect to identifying and evaluating director candidates. Our Nominating and Governance Committee places significant emphasis on diversity and actively considers whether nominees further the Company’s goal of achieving a mix of Board members that represents a diversity of backgrounds, talents, skills and expertise. The current composition of our Board reflects the importance of diversity to the Company. The table below provides information regarding certain diversity attributes of our Board members and nominees as of April 28, 2022, with categories as set forth by Nasdaq Listing Rule 5605(f).

	Cory	Apelian	Murray	Loh	Glenn	Sachdev	Dietz	Sablich
Identity
Gender	Male	Male	Female	Male	Male	Male	Male	Female
Race/Ethnicity	White	White	White	Asian	White	Asian	White	White
LGBTQ+	No	No	No	No	No	No	No	No

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Historically, the Company has not provided a formal process related to stockholder communications with the Board. Nevertheless, every effort has been made to ensure that the views of stockholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. Stockholders can communicate with the Board by email at info@eigerbio.com or by mail at Board of Directors, c/o Corporate Secretary, Eiger BioPharmaceuticals, Inc., 2155 Park Boulevard, Palo Alto, California 94306. The Company believes its responsiveness to stockholder communications to the Board has been excellent. The Nominating and Governance Committee may from time to time give full consideration to the adoption of a formal process for stockholder communications with the Board and, if adopted, publish it promptly and post it to the Company’s website.

CODE OF ETHICS

We have adopted a written Code of Business Conduct and Ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller and persons performing similar functions. A current copy of the code is posted on the Corporate Governance section of our website, which is located at http://ir.eigerbio.com/phoenix.zhtml?c=254349&p=irol-govhighlights. If we make any substantive amendments to, or grant any waivers from, the Code of Business Conduct and Ethics for any officer or director, we will disclose the nature of such amendment or waiver on our website or in a current report on Form 8-K.

DIRECTOR RESIGNATION POLICY

We have adopted a Director Resignation Policy pursuant to which any nominee for director is required to submit an offer of resignation for consideration by the Nominating and Governance Committee if such nominee for director (in an uncontested election) receives a greater number of “Withhold” votes from his or her election than votes “For” such election. In such case, the Nominating and Governance Committee will then consider all relevant facts and circumstances and recommend to the Board the action to be taken with respect to such offer of resignation. The Board will then act on the Nominating and Governance Committee’s recommendation. Promptly following the Board’s decision, we would disclose that decision and an explanation of such decision in a filing with the SEC or a press release.

ANTI-HEDGING POLICY

Our insider trading policy prohibits our board of directors, executive officers, employees and consultants, as well as family members or others subject to the influence or control of these individuals, from engaging in the trading of derivative securities, short sales, transactions in put or call options, hedging transactions, pledges, holding equity securities in margin accounts or other inherently speculative transactions relating to our equity securities.

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, and Section 14A of the Exchange Act, the Company’s stockholders are entitled to vote to approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in this Proxy Statement in accordance with SEC rules.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s named executive officers. The compensation of the Company’s named executive officers subject to the vote is disclosed in the compensation tables and the related narrative disclosure contained in this Proxy Statement. The Company believes that its compensation policies and decisions are designed to meet two objectives: (i) to attract and retain talented and skilled executives by paying for performance and (ii) to align the compensation of our executives with the interests of our stockholders through a mix of short-term and long-term compensation. Compensation of the Company’s named executive officers is designed to enable the Company to attract and retain talented and experienced executives to lead the Company successfully in a competitive environment.

Accordingly, the Board is asking the stockholders to indicate their support for the compensation of the Company’s named executive officers as described in this Proxy Statement by casting a non-binding advisory vote “FOR” the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the compensation tables and narrative discussion that accompanies the compensation tables, is hereby APPROVED.”

Because the vote is advisory, it is not binding on the Board or the Company. Nevertheless, the views expressed by the stockholders, whether through this vote or otherwise, are important to the Board and the Compensation Committee, and accordingly the Board and the Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.

Advisory approval of this proposal requires the vote of the holders of a majority of the shares present virtually or represented by proxy and entitled to vote on the matter at the Annual Meeting. Unless the Board decides to modify its policy regarding the frequency of soliciting advisory votes on the compensation of the Company’s named executives, the next scheduled say-on-pay vote will be at the 2023 Annual Meeting of Stockholders.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 2.

PROPOSAL 3

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022 and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. KPMG LLP served as the independent registered public accounting firm of Private Eiger, the accounting acquirer in the Merger and has audited Private Eiger’s financial statements beginning with the year ended December 31, 2015. Representatives of KPMG LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm. However, the Audit Committee of the Board is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether to retain KPMG LLP or another firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present virtually or represented by proxy and entitled to vote on the matter at the Annual Meeting will be required to ratify the selection of KPMG LLP.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Current Independent Registered Public Accounting Firm Fees

The following table sets forth the fees for professional services rendered by KPMG LLP, the Company’s independent registered public accounting firm, in connection with the audits of our annual financial statements for the years ended December 31, 2021 and 2020 and for other services rendered by KPMG LLP during those periods.

	Fiscal Year Ended
	December 31, 2021	December 31, 2020
Audit Fees(1)	$1,068,324	$1,012,577
Audit-related Fees(2)	—	—
Tax Fees	—	—
All Other Fees	—	—

Total Fees	$1,068,324	$1,012,577

(1)

Audit Fees consist of fees for professional services rendered in connection with the audit of our annual consolidated financial statements, including audited financial statements presented in our Annual Report on Form 10-K filed with the SEC, review of our quarterly financial statements presented in our quarterly reports on Form 10-Q, and services that are normally provided by our independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years.

(2)

Audit-related fees consist of fees for assurance and related services reasonably related to the performance of the audit or review of financial statements and that are not reported under the Audit Fees category.

PRE-APPROVAL POLICIES AND PROCEDURES

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by the Company’s independent registered public accounting firm, KPMG LLP. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

The Audit Committee has determined that the rendering of services other than audit services by KPMG LLP is compatible with maintaining the principal accountant’s independence.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 3.

EXECUTIVE OFFICERS

The following table sets forth certain information with respect to our executive officers as of April 19, 2022. Biographical information with regard to Mr. Cory is presented under “Nominees for Election to Class I for a Three-Year Term Expiring at the 2025 Annual Meeting” in this Proxy Statement.

Name	Age	Position(s)
David Cory	58	President, Chief Executive Officer and Director
Sriram Ryali	41	Chief Financial Officer
Eldon Mayer	60	Executive Vice President and Chief Commercial Officer
Erik Atkisson	50	General Counsel, Corporate Secretary and Chief Compliance Officer

Sriram Ryali. Sriram Ryali has served as our Chief Financial Officer since December 2018. Prior to joining Eiger, Mr. Ryali was Vice President, Finance from 2017 to 2018, and Senior Director, Finance from 2015 to 2017 at Aimmune Therapeutics, Inc. Before joining Aimmune, Mr. Ryali was Senior Director, Financial Planning & Analysis at Jazz Pharmaceuticals, plc. in 2015, and held a series of different finance-related positions of increasing responsibility at Onyx Pharmaceuticals, Inc. and Amgen, Inc. from 2004 to 2015. Mr. Ryali earned a B.A. degree from the University of California, Los Angeles with a double-major in Economics and Microbiology, Immunology, and Molecular Genetics, and an M.B.A. from the UCLA Anderson School of Management.

Eldon C. Mayer, III. Eldon Mayer has served as our Executive Vice President and Chief Commercial Officer since January 2020. Mr. Mayer previously served as a member of our Board from January 2018 until he joined us as Chief Commercial Officer. From October 2016 to January 2020, Mr. Mayer served as Executive Vice President and Chief Commercial Officer of Rigel Pharmaceuticals, Inc. From July 2008 to June 2015, Mr. Mayer served in various roles leading the commercial strategy functions at Questcor Pharmaceuticals, Inc., a specialty biopharmaceutical company focused on serious, ultra-rare diseases, which was acquired by Mallinckrodt LLC. Mr. Mayer also serves as a member of the Board of Directors for the National Community Oncology Dispensing Association. Mr. Mayer holds a B.S. in Finance from Fairleigh Dickinson University and an M.B.A. in Marketing from Syracuse University.

Erik Atkisson. Erik Atkisson has served as our General Counsel, Corporate Secretary and Chief Compliance Officer since August 2021. Mr. Atkisson was Chief Compliance Officer, Legal Counsel and Privacy Officer at Cytokinetics, Inc. from August 2019 to August 2021. Previously, Mr. Atkisson was Deputy General Counsel and Compliance Counsel at Nevro, Corp. from August 2018 to March 2019, Senior Director, Commercial, Healthcare and Employment Law at Impax Laboratories, Inc. from February 2014 to August 2018 and Senior Counsel at BioMarin Pharmaceutical Inc. from September 2010 to February 2014. Mr. Atkisson worked in the San Francisco Office of Reed Smith LLP where his practice focused on life sciences. Mr. Atkisson earned an A.B. from Harvard University, an M.Sc. from University of Edinburgh and a J.D. from Georgetown University Law Center.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of the Company’s common stock as of March 15, 2022 by: (i) each of our directors and named executive officers; (ii) all executive officers and directors of the Company as a group; and (iii) all those known by the Company to be beneficial owners of more than five percent of its common stock.

Beneficial ownership is determined according to the rules of the SEC and generally means that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power of that security, including options and warrants that are currently exercisable or exercisable within 60 days of March 15, 2022, or issuable upon settlement of restricted stock units within 60 days of March 15, 2022. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown that they beneficially own, subject to community property laws where applicable. Common stock subject to stock options currently exercisable or exercisable within 60 days of March 15, 2022, or issuable upon settlement of restricted stock units within 60 days of March 15, 2022, is deemed to be outstanding for computing the percentage ownership of the person holding these options and the percentage ownership of any group of which the holder is a member but is not deemed outstanding for computing the percentage of any other person.

Our calculation of the percentage of beneficial ownership is based on 34,739,370 shares of our common stock outstanding on March 15, 2022. Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Eiger BioPharmaceuticals, Inc., 2155 Park Blvd., Palo Alto, CA 94306.

	Beneficial Ownership(1)
	Number of Shares		Percent of Total
5% Stockholders:
Entities affiliated with Ameriprise Financial, Inc.(2) 45 Ameriprise Financial Center Minneapolis, MN 55474	7,048,834		20.3%
Entities affiliated with 683 Capital Management, LLC(3) 3 Columbus Circle, Suite 2205 New York, NY 10019	3,300,000		9.5%
Entities affiliated with BlackRock, Inc.(4) 55 East 52nd Street New York, NY 10055	2,472,964		7.1%
Moshe Arkin(5) 6 Ha’Choshlim St., Building C, 6th Floor Herzliya Pituach 46724 Israel	1,826,226		5.3%
Named Executive Officers and Directors:
David Cory(6)	1,171,832		3.4%
Sriram Ryali(7)	174,627	*
Eldon Mayer(8)	200,148	*
Erik Atkisson	—	*
David Apelian, M.D., Ph.D.(9)	327,176	*
Christine Murray, M.S., R.A.C.(10)	65,000	*
Evan Loh, M.D.(11)	75,000	*
Jeffrey Glenn, M.D., Ph.D.(12)	337,879		1.0%
Amit Sachdev, J.D.(13)	55,000	*
Thomas Dietz, Ph.D.(14)	165,500	*
Kim Sablich, M.B.A.(15)	8,333	*
All executive officers and directors as a group (11 persons)(16)	2,580,495		7.4%

*	Less than one percent.
(1)	This table is based upon information supplied by officers, directors and certain principal stockholders, Forms 4 and Schedules 13D and 13G filed with the SEC.
(2)

The indicated ownership is based solely on a Schedule 13D filed with the SEC by the reporting person on January 21, 2022. The Schedule 13D provides information as of December 31, 2021 and, consequently, the beneficial ownership of the reporting person may have changed between December 31, 2021 and March 15, 2022. According to the Schedule 13D filing, of the 7,048,834 shares of Eiger common stock reported as beneficially owned by Ameriprise Financial, Inc. (“Ameriprise”) as of December 31, 2021, Ameriprise did not have sole voting power with respect to any shares, had shared voting power with respect to 6,788,350 shares, did not have sole dispositive power with respect to any shares, and had shared dispositive power with respect to 7,048,834 shares of Eiger common stock. According to the Schedule 13D filing, Ameriprise, as the parent company of Columbia Management Investment Advisers, LLC (“Columbia”) may be deemed to have, but disclaims, beneficial ownership of the shares reported by Columbia in the Schedule 13D filing. Accordingly, the shares reported as beneficially owned by Ameriprise include those shares separately reported as beneficially owned by Columbia.

(3)

The indicated ownership is based solely on a Schedule 13G/A filed with the SEC by the reporting person on February 14, 2022. The Schedule 13G/A provides information as of December 31, 2021 and, consequently, the beneficial ownership of the reporting person may have changed between December 31, 2021 and March 15, 2022. 683 Capital Management, LLC (“683 CM LLC”), as the investment manager of 683 Capital Partners, LP (“683 CP LP”), may be deemed to have beneficially owned 3,300,000 shares beneficially owned by 683 CP LP. Ari Zweiman, as the Managing Member of 683 CM LLC, may be deemed to have beneficially owned the 3,300,000 shares beneficially owned by 683 CM LLC.

(4)

The indicated ownership is based solely on a Schedule 13G/A filed with the SEC by the reporting person on February 3, 2022. The Schedule 13G/A provides information as of December 31, 2021 and, consequently, the beneficial ownership of the reporting person may have changed between December 31, 2021 and March 15, 2022. BlackRock, Inc. has sole voting power with respect to 2,436,348 shares and sole dispositive power with respect to 2,472,964 shares.

(5)

The indicated ownership is based solely on a Schedule 13G filed with the SEC by the reporting person on March 8, 2022. The Schedule 13G provides information as of December 31, 2021 and, consequently, the beneficial ownership of the reporting person may have changed between December 31, 2021 and March 15, 2022. Moshe Arkin has sole voting power with respect to 1,826,226 shares and sole dispositive power with respect to 1,826,226 shares.

(6)

Includes 90,850 shares owned directly by Mr. Cory and 1,073,782 shares that Mr. Cory has the right to acquire from the Company within 60 days of March 15, 2022 pursuant to the exercise of stock options. Additionally includes 7,200 shares held by Eiccose, LLC. As a managing member of Eiccose, LLC, Mr. Cory shares voting and dispositive power over the shares held by Eiccose, LLC and may be deemed to beneficially own such shares. The address for Eiccose, LLC is 1115 Lafayette Street, Santa Clara, CA 95050.

(7)

Includes 6,733 shares owned directly by Mr. Ryali and 167,894 shares that Mr. Ryali has the right to acquire from the Company within 60 days of March 15, 2022 pursuant to the exercise of stock options.

(8)

Includes 42,492 shares owned directly Mr. Mayer and 157,656 shares that Mr. Mayer has the right to acquire from the Company within 60 days of March 15, 2022 pursuant to the exercise of stock options or issuable upon settlement of restricted stock units.

(9)

Includes 10,000 shares owned directly by Dr. Apelian and 317,176 shares that Dr. Apelian has the right to acquire from the Company within 60 days of March 15, 2022 pursuant to the exercise of stock options or issuable upon settlement of restricted stock units.

(10)

Includes 10,000 shares owned directly by Dr. Loh and 65,000 shares that Dr. Loh has the right to acquire from the Company within 60 days of March 15, 2022 pursuant to the exercise of stock options or issuable upon settlement of restricted stock units.

(11)

Includes 76,355 shares owned directly by Dr. Glenn, 5,460 shares owned by immediate family members of Dr. Glenn, 105,000 shares that Dr. Glenn has the right to acquire from the Company within 60 days of

March 15, 2022 pursuant to the exercise of stock options or issuable upon settlement of restricted stock units and 151,064 shares held by Eiger Group International, Inc. Dr. Glenn is the Chief Executive Officer of Eiger Group International, Inc. Dr. Glenn has sole power to vote and sole power to dispose of shares directly owned by Eiger Group International, Inc. The address for Eiger Group International, Inc. is 2061 Webster Street, Palo Alto, CA 94301.
(12)

Includes 37,500 shares directly owned by Dr. Dietz and 128,000 shares that Dr. Dietz has the right to acquire from the Company within 60 days of March 15, 2022 pursuant to the exercise of stock options or issuable upon settlement of restricted stock units.

(13)

Includes 10,000 shares directly owned by Ms. Murray and 55,000 shares that Ms. Murray has the right to acquire from the Company within 60 days of March 15, 2022 pursuant to the exercise of stock options or issuable upon settlement of restricted stock units.

(14)

Includes 10,000 shares directly owned by Mr. Sachdev and 45,000 shares that Mr. Sachdev has the right to acquire from the Company within 60 days of March 15, 2022 pursuant to the exercise of stock options or issuable upon settlement of restricted stock units.

(15)	Includes 8,333 shares that Ms. Sablich has the right to acquire from the Company within 60 days of March 15, 2022 pursuant to the exercise of stock options.
(16)

Includes only current directors and executive officers serving in such capacity on the date of the table. Consists of the shares, stock options and/or restricted stock units held by Mr. Cory, Mr. Ryali, Mr. Mayer, Mr. Atkisson, Dr. Apelian, Dr. Loh, Dr. Glenn, Ms. Murray, Dr. Dietz, Mr. Sachdev and Ms. Sablich.

EXECUTIVE COMPENSATION

The following is a discussion of the compensation arrangements of our named executive officers. As a “smaller reporting company,” we are not required to include a Compensation Discussion and Analysis section and have elected to comply with the scaled disclosure requirements applicable to “smaller reporting companies.”

OVERVIEW

This section provides a discussion of the compensation paid or awarded to the Company’s named executive officers for the year ended December 31, 2021, which consist of any person who served as Eiger’s principal executive officer during any part of 2021 and Eiger’s two other most highly compensated executive officers at December 31, 2021. For 2021, our named executive officers were:

•	David A. Cory, Eiger’s President and Chief Executive Officer;

•	Sriram Ryali, Eiger’s Chief Financial Officer; and

•	Eldon Mayer, Eiger’s Executive Vice President and Chief Commercial Officer.

2021 SUMMARY COMPENSATION TABLE

The following 2021 Summary Compensation Table and narrative disclosure sets forth information regarding the compensation of our named executive officers for the years ended December 31, 2021 and, to the extent required by SEC disclosure rules, December 31, 2020.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
David A. Cory	2021	610,171		469,530	2,011,338	395,966	17,015	3,504,020
President and Chief Executive Officer	2020	590,584	—		829,564	393,360	16,671	1,830,179

Sriram Ryali	2021	448,062		162,338	1,225,090	202,100	12,775	2,050,365
Chief Financial Officer	2020	381,550	—		234,442	173,272	12,296	801,559

Eldon Mayer	2021	399,263		118,631	535,449	172,731	4,191	1,230,265
Executive Vice President and Chief Commercial Officer	2020	385,569	100,000	92,700	1,199,520	169,256	2,328	1,949,373

(1)

The amounts in this column reflect the aggregate grant date fair value of restricted stock units awarded during the year, computed at the grant date in accordance with the Financial Accounting Standard Board Accounting Standards Codification Topic 718 (“ASC 718”), based on our closing stock price on the date of grant. These amounts do not reflect the actual economic value that may be realized by the named executive officer upon the vesting of the restricted stock units or the sale of the common stock underlying such restricted stock units.

(2)

In accordance with SEC rules, this column reflects the aggregate grant date fair value of the option awards granted during the applicable year computed in accordance with ASC 718. Assumptions used in the calculation of these amounts are included in Note 10 to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2020. These amounts do not reflect the actual economic value that may be realized by the named executive officer upon the vesting of the stock options, the exercise of the stock options or the sale of the common stock underlying such stock options.

(3)	In addition to base salaries, the Company’s named executive officers are eligible to receive annual performance-based cash bonuses. Cash bonuses are awarded for the achievement of defined, Board-

approved strategic goals that the Company sets at the beginning of each year. The goals reflect key clinical, regulatory, financial and operational corporate objectives, and their attainment is determined by the Board. For more information, see below under “Employment, Severance and Change in Control Agreements—Offer Letter Agreements with Named Executive Officers.”
(4)	Amount shown includes 401(k) matching contributions paid on behalf of the named executive officers. For more information, see below under “—Perquisites, Health, Welfare and Retirement Benefits.”

2021 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table presents the outstanding equity awards held by the Company’s named executive officers as of December 31, 2021.

	Option Awards							Stock Awards
Name	Grant Date	Vesting Commencement Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
David A. Cory	9/24/2013	9/24/2013		17,504	—	1.38	9/24/2023	—	—
	9/22/2015	9/22/2015		74,393	—	2.06	9/22/2025	—	—
	8/29/2016	8/29/2016		285,991	—	15.89	8/29/2026	—	—
	3/9/2017	3/9/2017		133,000	—	11.75	3/9/2027	—	—
	3/14/2018	3/14/2018	(2)	178,125	11,875	9.50	3/14/2028	—	—
	3/21/2019	3/21/2019	(2)	137,500	62,500	14.31	3/20/2029	—	—
	3/12/2020	3/12/2020	(2)	100,625	129,375	5.60	3/11/2030	—	—
	3/12/2021	3/12/2021	(2)	52,687	228,313	9.99	3/11/2031	—	—
	3/12/2021	3/12/2021	(5)	—	—	—	—	47,000	243,930
	7/29/2021	7/29/2021	(4)	6,770	41,980	815	7/28/2031
	7/29/2021	7/29/2021	(7)	—	—	—	—			30,000	155,700

Sriram Ryali	1/3/2019	12/17/2018	(3)	67,500	22,500	10.46	1/2/2029
	3/12/2020	3/12/2020	(2)	28,437	36,563	5.60	3/11/2030
	3/12/2021	3/12/2021	(2)	18,281	79,219	9.99	3/11/2031
	3/12/2021	3/12/2021	(3)	—	4,608	8.49	3/11/2031
	3/12/2021	3/12/2021	(5)	—	—	—	—	16,250	84,338
	5/10/2021	5/10/2021	(3)	12,687	69,705	8.49	5/09/2031
	7/29/2021	7/29/2021	(4)	4,166	25,834	8.15	7/28/2031
	7/29/2021	7/29/2021	(7)	—	—	—	—			30,000	155,700

Eldon Mayer	1/5/2018	1/5/2018		25,000		13.70	1/5/2028	—
	3/14/2018	3/14/2018		10,000		9.50	3/14/2028
	3/21/2019	3/21/2019		10,000		14.31	3/20/2029
	1/31/2020	1/6/2020	(3)	71,875	78,125	12.36	1/30/2030
	1/31/2020	1/6/2020	(6)					3,750	19,463
	3/12/2021	3/12/2021	(2)	13,359	57,891	9.99	3/11/2031
	3/12/2021	3/12/2021	(5)					11,875	61,631
	7/29/2021	7/29/2021	(4)	2,430	15,070	8.15	7/28/2031
	7/29/2021	7/29/2021	(7)							30,000	155,700

(1)	Amounts reflect the value of restricted stock units, each with respect to one share of our common stock, as of December 31, 2021.
(2)	The option vests in 48 equal monthly installments measured from the vesting commencement date.
(3)	Twenty-five percent of the shares subject to the option vest on the first anniversary of the vesting commencement date and the remainder vests in 36 equal monthly installments thereafter.

(4)	The option vests in 36 equal monthly installments measured from the vesting commencement date.
(5)	The underlying restricted stock units will vest in three equal annual installments.
(6)	Fifty percent of the shares underlying restricted stock units vest after one year of service and fifty percent of the shares underlying restricted stock units vest after two years of service.
(7)	Performance based shares that vest upon hitting target metrics.

EMPLOYMENT, SEVERANCE AND CHANGE IN CONTROL AGREEMENTS

Offer Letter Agreements with Named Executive Officers

We have offer letter agreements with each of our named executive officers. The agreements generally provide for at-will employment and set forth the executive officer’s initial base salary, annual performance bonus opportunity, initial equity grant amount and eligibility for employee benefits. The key terms of the offer letters are described below.

Eiger entered into an amended and restated offer letter agreement with Mr. Cory in November 2019. The agreement is for an unspecified term and entitles Mr. Cory to an initial annual base salary of $570,000. The agreement also provides that he will be eligible to receive a bonus targeted at 50% of base salary based upon his performance and the attainment of company objectives. Effective March 2020, Mr. Cory’s target bonus is 60% of his base salary. Pursuant to the terms of the agreement, Mr. Cory is subject to certain confidentiality obligations and is obligated to sign and comply with an agreement relating to proprietary information and inventions.

Eiger entered into an amended and restated offer letter agreement with Mr. Ryali in November 2019. The agreement is for an unspecified term and entitles Mr. Ryali to an initial annual base salary of $335,000. The agreement also provides that he will be eligible to receive a bonus targeted at 35% of base salary based upon his performance and the attainment of company objectives. Effective March 2020, Mr. Ryali’s target bonus is 40% of his base salary. Pursuant to the terms of the agreement, Mr. Ryali is subject to certain confidentiality obligations and is obligated to sign and comply with an agreement relating to proprietary information and inventions.

Eiger entered into an offer letter agreement with Mr. Mayer in December 2019. The agreement is for an unspecified term and entitles Mr. Mayer to an initial annual base salary of $390,000. The agreement also provides that he is eligible to receive a bonus targeted at 35% of base salary based upon his performance and the attainment of company objectives. Pursuant to the terms of the agreement, Mr. Mayer is subject to certain confidentiality obligations and is obligated to sign and comply with an agreement relating to proprietary information and inventions.

Potential Payments upon Termination of Employment or Change in Control with our Named Executive Officers

Pursuant to the terms of his amended and restated offer letter agreement, upon termination of his employment without cause or resignation for good reason, Mr. Cory will receive 18 months of base salary and company-subsidized COBRA coverage, as well as pro rata target bonus, 50% acceleration of the vesting of his unvested equity awards held as of such time and the deemed target achievement of any outstanding equity that is subject to performance-based vesting conditions. Upon termination of Mr. Cory’s employment without cause or resignation for good reason in connection with a change in control, Mr. Cory will receive 24 months of base salary and company-subsidized COBRA coverage, as well as pro rata target bonus, 100% acceleration of the vesting of his unvested equity awards held as of such time and the deemed target achievement of any outstanding equity that is subject to performance-based vesting conditions.

Pursuant to the terms of his amended and restated offer letter agreement, upon termination of his employment without cause or resignation for good reason, Mr. Ryali will receive 12 months of base salary and company-

subsidized COBRA coverage, as well as pro rata target bonus, 50% acceleration of the vesting of his unvested equity awards held as of such time and the deemed target achievement of any outstanding equity that is subject to performance-based vesting conditions. Upon termination of Mr. Ryali’s employment without cause or resignation for good reason in connection with a change in control, Mr. Ryali will receive 18 months of base salary and company-subsidized COBRA coverage, as well as pro rata target bonus, 100% acceleration of the vesting of his unvested equity awards held as of such time and the deemed target achievement of any outstanding equity that is subject to performance-based vesting conditions.

Pursuant to the terms of his offer letter agreement, upon termination of his employment without cause or resignation for good reason, Mr. Mayer will receive 12 months of base salary and company-subsidized COBRA coverage, as well as pro rata target bonus, 50% acceleration of the vesting of his unvested equity awards held as of such time and the deemed target achievement of any outstanding equity that is subject to performance-based vesting conditions. Upon termination of Mr. Mayer’s employment without cause or resignation for good reason in connection with a change in control, Mr. Mayer will receive 18 months of base salary and company-subsidized COBRA coverage, as well as pro rata target bonus, 100% acceleration of the vesting of his unvested equity awards held as of such time and the deemed target achievement of any outstanding equity that is subject to performance-based vesting conditions.

Perquisites, Health, Welfare and Retirement Benefits

Eiger’s named executive officers are eligible to participate in Eiger’s employee benefit plans and programs, including medical and dental benefits, flexible spending accounts, long-term care benefits and short- and long-term disability and life insurance, to the same extent as its other full-time employees, subject to the terms and eligibility requirements of those plans.

Eiger maintains a tax-qualified retirement plan that provides eligible U.S. employees with an opportunity to save for retirement on a tax advantaged basis. Eligible employees may defer eligible compensation subject to applicable annual Code limits. The 401(k) plan permits participants to make both pre-tax and certain after-tax (Roth) deferral contributions. These contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participant’s directions. Employees are immediately and fully vested in their contributions. Currently, Eiger makes matching contributions to the 401(k) plan in the amount of up to 4% of each eligible U.S. employee’s annual salary, subject to applicable annual Code limits. The 401(k) plan is intended to be qualified under Section 401(a) of the Code with the 401(k) plan’s related trust intended to be exempt under Section 501(a) of the Code. As a tax qualified retirement plan, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan.

Although Eiger does not have a formal policy with respect to the grant of equity incentive awards to its executive officers or any formal equity ownership guidelines applicable to them, Eiger believes that equity grants provide its executives with a strong link to Eiger’s long-term performance, create an ownership culture and help to align the interests of Eiger’s executives and its stockholders. In addition, Eiger believes that equity grants with a time-based vesting feature promote executive retention because this feature incentivizes executive officers to remain in Eiger’s employment during the vesting period. In 2021, Eiger granted Mr. Cory an option to purchase 329,750 shares of its common stock, Mr. Ryali an option to purchase 214,500 shares of its common stock and Mr. Mayer an option to purchase 88,750 shares of its common stock. Additionally, in 2021 Eiger granted Mr. Cory 47,000 restricted stock unit awards and 30,000 performance-based restricted stock unit awards, Mr. Ryali 16,250 restricted stock unit awards and 30,000 performance-based restricted stock unit awards and Mr. Mayer 11,875 restricted stock unit awards and 30,000 performance-based restricted stock unit awards.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information with respect to all of the Company’s equity compensation plans in effect as of December 31, 2021:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options and RSUs(a)	Weighted-Average Exercise Price of Outstanding Options(b)	Number of Securities Remaining for Issuance under Equity Compensation Plans excluding securities reflected in column (a))(c)
Equity compensation plans approved by stockholders(1)	5,705,185	$10.37	702,645
Equity compensation plans not approved by stockholders	180,000	$6.68	625,000
Total	5,885,185	$10.24	1,327,645

(1)

Includes securities issuable under our 2009 Equity Incentive Plan (the “2009 Plan”), our Amended and Restated 2013 Equity Incentive Plan (the “2013 Plan”), our 2021 Inducement Plan (the “2021 Plan”) and our 2013 Employee Stock Purchase Plan (the “ESPP”). The 2013 Plan provides that on the first day of each fiscal year, ending on (and including) January 1, 2026, the number of shares authorized for issuance under the 2013 Plan is automatically increased by a number equal to: (a) 5% of the total number of shares of capital stock outstanding on the last day of the preceding fiscal year; or (b) such lesser number of shares of common stock as is determined by the Board for the applicable year. The 2021 Plan has a maximum award granted for eligible persons of 850,000 shares. The ESPP provides that on January 1st of each year, ending on (and including) January 1, 2026, the number of shares authorized for issuance under the ESPP is automatically increased by a number equal to the lesser of: (a) 1% of the total number of shares of capital stock outstanding on December 31st of the preceding calendar year; (b) 165,000 shares; or (c) such lesser number of shares of common stock as is determined by the Board for the applicable year.

2021 NON-EMPLOYEE DIRECTOR COMPENSATION

The following table shows for the fiscal year ended December 31, 2021 certain information with respect to the compensation of all non-employee directors of the Company:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Total ($)
David Apelian, M.D., Ph.D.	40,000	49,950	59,540	149,490
Thomas Dietz, Ph.D.	152,500	49,950	119,080	321,530
Jeffrey Glenn, M.D., Ph.D.	57,500	49,950	59,540	166,990
Evan Loh, M.D.	60,000	49,950	59,540	169,490
Christine Murray, M.S., R.A.C.	55,000	49,950	59,540	164,490
Kim Sablich, M.B.A(3)	32,582		130,043	162,625
Amit K. Sachdev, J.D.	57,500	49,950	59,540	166,990

(1)

The amounts in this column reflect the aggregate grant date fair value of restricted stock units awarded during the year, computed at the grant date in accordance with ASC 718, based on our closing stock price on the date of grant. These amounts do not reflect the actual economic value that may be realized by the non-employee director upon the vesting of the restricted stock units or the sale of the common stock underlying such restricted stock units. As of December 31, 2021, each of our non-employee directors had 5,000 unvested restricted stock units.

(2)

Amounts listed represent the aggregate grant date fair value of option awards granted during 2021 computed in accordance with ASC 718. Assumptions used in the calculation of these amounts are included in Note 10 to our audited financial statements included in our Annual Report on Form 10-K for the year ended

December 31, 2021. These amounts do not reflect the actual economic value that may be realized by the non-employee director upon vesting of the stock options, the exercise of the stock options, or the sale of the common stock underlying such stock options. As of December 31, 2021, the aggregate number of shares outstanding under all options to purchase our common stock held by our non-employee directors were: Dr. Dietz: 128,000; Dr. Glenn: 105,000; Dr. Loh: 65,000; Ms. Murray: 55,000; Mr. Sachdev: 45,000; Dr. Apelian: 342,500 and Ms. Sablich: 25,000.
(3)	Ms. Sablich joined our Board of Directors, effective April 23, 2021, and her fees were pro-rated to reflect her period of service during 2021.

The Company’s compensation policy for non-employee directors is set forth as follows:

•	an annual cash retainer of $40,000;

•	an additional annual cash retainer of $80,000 for service as Chair of the Company’s Board of Directors;

•	an additional annual cash retainer of $10,000, $7,500 and $5,000 for service on the Company’s Audit Committee, Compensation Committee and Nominating and Governance Committee, respectively;

•	an additional annual cash retainer of $20,000, $15,000 and $10,000 for service as Chair of the Audit Committee, Compensation Committee and Nominating and Governance Committee, respectively;

•

an automatic annual option grant to purchase 10,000 shares of the Company’s common stock for each non-employee director serving on the Board of Directors and 20,000 for the Chair of the Board, in each case vesting monthly over the twelve-months from the date of grant, subject to the director’s continued service with the Company;

•	an annual grant of 5,000 restricted stock units for each non-employee director serving on the Board of Directors; and

•

upon first joining the Company’s Board of Directors, an automatic initial grant of an option to purchase 25,000 shares of the Company’s common stock that vests monthly over a three-year period following the grant date subject to the director’s continued service with the Company.

In March 2022, the Board of Directors approved certain changes to the Company’s compensation policy for non-employee directors for 2022. Under the revised policy, the annual cash retainer for all non-employee directors was increased to $45,000. The additional annual cash retainer for service as Chair of the Company’s Board of Directors was increased to $85,000. The annual cash retainer for the chair of the Audit Committee was increased to $22,500. The annual cash retainer for the chair of the Compensation Committee was increased to $17,000. The annual cash retainer for the chair of the Nominating and Governance Committee was increased to $12,500. The annual cash retainer for service on the Audit Committee was increased to $12,000. The annual cash retainer for service Compensation Committee was increased to $10,000. The annual cash retainer for service on the Nominating and Governance Committee was increased to $7,500. The automatic annual option grant to purchase shares of the Company’s common stock for each non-employee director serving on the Board of Directors was increased to 12,000 and 24,000 for the Chair of the Board. The annual grant of restricted stock units for each non-employee director serving on the Board of Directors was increased to 6,000. The initial grant upon first joining the Company’s Board of Directors of an option to purchase shares of the Company’s common stock was increased to 30,000.

Each of the option grants described above vest and become exercisable subject to the director’s continuous service with the Company, provided that each option vests in full upon a change of control, as defined under the Company’s 2013 Plan. In addition, the post-termination exercise period for each of the option grants described above will be three years from the date of termination of service, if such termination of service is other than for cause subject to the ten-year term of each option. The options are granted under the Company’s 2013 Plan.

Each of the restricted stock unit grants described above vest and become exercisable subject to the director’s continuous service with the Company, provided that each option vests in full upon a change of control, as defined under the Company’s 2013 Plan. In addition, the post-termination exercise period for each of the restricted stock unit grants described above will be three years from the date of termination of service, if such termination of service is other than for cause subject to the ten-year term of each option. The options are granted under the Company’s 2013 Plan.

TRANSACTIONS WITH RELATED PERSONS

RELATED-PERSON TRANSACTIONS POLICY AND PROCEDURES

We have adopted a written Related-Person Transactions Policy that sets forth our policies and procedures regarding the identification, review, consideration and oversight of “related-person transactions.” For purposes of our policy only, a “related-person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we and any “related person” are participants involving an amount that exceeds $120,000.

Transactions involving compensation for services provided to us as an employee, consultant or director are not considered related-person transactions under this policy. A related person is any executive officer, director or a holder of more than 5% of our common stock, including any of their immediate family members and any entity owned or controlled by such persons.

Under the policy, where a transaction has been identified as a related-person transaction, management must present information regarding the proposed related-person transaction to our Audit Committee (or, where review by our Audit Committee would be inappropriate, to another independent body of our Board of Directors) for review. The presentation must include a description of, among other things, the material facts, the direct and indirect interests of the related persons, the benefits of the transaction to us and whether any alternative transactions are available. To identify related-person transactions in advance, we rely on information supplied by our executive officers, directors and certain significant stockholders. In considering related-person transactions, our Audit Committee or another independent body of our Board of Directors takes into account the relevant available facts and circumstances including, but not limited to:

•	the risks, costs and benefits to us;

•	the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

•	the terms of the transaction;

•	the availability of other sources for comparable services or products; and

•	the terms available to or from, as the case may be, unrelated third parties or to or from our employees generally.

In the event a director has an interest in the proposed transaction, the director must recuse himself or herself from the deliberations and approval.

CERTAIN RELATIONSHIPS AND RELATED-PERSON TRANSACTIONS

The following is a summary of transactions since January 1, 2018 in which we have participated where the amount involved exceeded or will exceed the lesser of 1% of our total assets or $120,000 and in which any of our directors, executive officers or holders of more than 5% of our capital stock or any members of their immediate family had or will have a direct or indirect material interest, other than compensation arrangements which are described under “Executive Compensation” and “Director Compensation.”

Indemnification Agreements

We have entered into indemnity agreements with our directors and officers that provide, among other things, that we will indemnify such officer or director, under the circumstances and to the extent provided for therein, for all reasonable expenses and liabilities incurred with any action or proceeding brought against them by reason of the fact that they are serving in such capacity, and otherwise to the fullest extent permitted under Delaware law and our Bylaws.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single set of Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Eiger stockholders will be “householding” the Company’s proxy materials. A single set of Annual Meeting materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate set of Annual Meeting materials, or if you currently receive multiple copies of the Annual Meeting materials at your address and would like to request “householding” of Annual Meeting materials, please notify your broker or Eiger. Direct your written request to Corporate Secretary, Eiger BioPharmaceuticals, Inc., 2155 Park Blvd., Palo Alto, CA 94306 or contact Mr. Atkisson at 650-272-6138.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

General Counsel, Corporate Secretary and Chief Compliance Officer

April 28, 2022

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 is available on our website under the “Investors” section. Additionally, we will provide a copy of our Annual Report on Form 10-K without charge upon written request to: Chief Financial Officer, Eiger BioPharmaceuticals, Inc., 2155 Park Blvd., Palo Alto, CA 94306.

EIGER BIOPHARMACEUTICALS, INC.
2155 PARK BOULEVARD
PALO ALTO, CA 94306
VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
During The Meeting - Go to www.virtualshareholdermeeting.com/EIGR2022
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until
11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way,
Edgewood, NY 11717.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
D81194-P68780
KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY
Nominees:
01) David Cory
02) David Apelian
03) Christine Murray
The Board of Directors recommends you vote FOR proposals 2 and 3:
4. Any other business properly brought before the 2022 Annual Meeting.
3. Ratification of the Audit Committee’s selection of KPMG LLP as the Company’s independent registered public accounting firm for the year ending
December 31, 2022; and
2. Approval, on an advisory basis, of the compensation of the Company’s named executive officers;
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.
1. Election of David Cory, David Apelian and Christine Murray
as Class I Directors of the Company, as recommended
for nomination by the Nominating and Governance
Committee and approved by the Board, to hold office
until the 2025 Annual Meeting of Stockholders and until
his or her successor is duly elected and qualified, or until his or her earlier death, resignation or removal;
EIGER BIOPHARMACEUTICALS, INC.
The Board of Directors recommends you vote FOR the following nominees:
To withhold authority to vote for any individual
nominee(s), mark “For All Except” and write the
number(s) of the nominee(s) on the line below.
for all withhold all for all except for againts abstain Signature [PLEASE SIGN WITHIN BOX] SCAN TO VIEW MATERIALS & VOTE

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.
EIGER BIOPHARMACEUTICALS, INC.
Annual Meeting of Stockholders
June 16, 2022 10:00 AM, PDT
This proxy is solicited by the Board of Directors
The stockholder(s) hereby appoint(s) David A. Cory and Erik Atkisson, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of EIGER BIOPHARMACEUTICALS, INC., that the stockholder(s)
is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 AM, PDT on June 16, 2022, virtually at
www.virtualshareholdermeeting.com/EIGR2022 and any adjournment or postponement thereof.
This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.
Continued and to be signed on reverse side D81195-P68780